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                                                              EXHIBIT 99.1
For Immediate Release
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                 KEMET ANNOUNCES NEW CORPORATE MANAGEMENT STRUCTURE
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          Management Reorganized Along Tantalum and Ceramic Business Units
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GREENVILLE, SOUTH CAROLINA (November 3, 1997) - KEMET Corporation today announced a new corporate structure that will refocus management along the Company's Tantalum and Ceramic business units. As part of the management restructuring, the Company announced the promotion of Harris L. Crowley to Senior Vice President/General Manager for the Ceramic Business Unit, and the promotion of Charles M. Culbertson II to Senior Vice President/General Manager for the Tantalum Business Unit.

The Company also announced the resignation of Terry R. Weaver, President and Chief Operating Officer. Mr. Weaver resigned to pursue other business and professional opportunities. David E. Maguire, currently Chairman of the Board and Chief Executive Officer, will resume the duties and title of President in addition to his present responsibilities. Mr. Crowley, a 22-year employee of KEMET, and Mr. Culbertson, a 17-year employee of the Company, will report to Mr. Maguire.

By reorganizing the lines of its two business units, KEMET believes that this new structure will allow for more growth opportunities for the Company, better communication with customers, and faster response to customer needs.

KEMET Corporation, headquartered in Greenville, South Carolina, is the largest manufacturer of solid tantalum capacitors in the world and the second largest manufacturer of multilayer ceramic capacitors in the United States. KEMET's common stock is listed on The Nasdaq Stock Market's National Market under the symbol KMET. Company information is available via the Internet (http://www.kemet.com).

Contact:  Mr. Glenn H. Spears
          Senior Vice President and Secretary
          (864)963-6674